The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 17, 2016

February , 2016	Registration Statement No. 333-199966; Rule 424(b)(2)

JPMorgan Chase & Co.

Structured Investments

Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks due February 22, 2019

●	The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the Closing Level of the Basket is at or above the applicable Call Value.

●	The notes are also designed for investors who seek an uncapped return at maturity, if the notes have not been automatically called, of 1.5 times any appreciation of an equally weighted basket of 9 Reference Stocks.

●	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.

●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

●	Minimum denominations of $1,000 and integral multiples thereof

●	The notes are expected to price on or about February 17, 2016 and are expected to settle on or about February 22, 2016.

●	CUSIP: 48128GNS5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer

Per note	$1,000	$	$

Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $944.90 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement no. to product supplement no. 4a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Basket: The notes are linked to an equally weighted basket consisting of 9 Reference Stocks, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

●	first Review Date: at least 16.00% × $1,000

●	final Review Date: at least 32.00% × $1,000

(in each case, to be provided in the pricing supplement)

Call Value: The Call Value with respect to each Review Date is set forth below:

●	first Review Date: 90, which is 90.00% of the Initial Basket Value

●	final Review Date: 100, which is 100.00% of the Initial Basket Value

Upside Leverage Factor: 1.50

Contingent Buffer Amount: 50.00%

Pricing Date: On or about February 17, 2016

Original Issue Date (Settlement Date): On or about February 22, 2016

Review Dates*: February 17, 2017 and February 20, 2018 (final Review Date)

Call Settlement Dates*: February 23, 2017 and February 23, 2018

Observation Date *: February 19, 2019

Maturity Date*: February 22, 2019

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Automatic Call:

If the Closing Level of the Basket on any Review Date is greater than or equal to the applicable Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the Call Settlement Date immediately following that Review Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Basket Value is greater than the Initial Basket Value. Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Basket.

Payment at Maturity:

If the notes have not been automatically called and the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor)

If the notes have not been automatically called and the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Basket Value is less than the Initial Basket Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the notes have not been automatically called and the Final Basket Value is less than the Initial Basket Value by more than the Contingent Buffer Amount, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)

Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)

Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.

PS-1 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Stock Weight	Initial Value

Antero Resources Corporation	AR	1/9	$

Cabot Oil & Gas Corporation	COG	1/9	$

Chevron Corporation	CVX	1/9	$

Exxon Mobil Corporation	XOM	1/9	$

Gulfport Energy Corporation	GPOR	1/9	$

Occidental Petroleum Corporation	OXY	1/9	$

Range Resources Corporation	RRC	1/9	$

Southwestern Energy Company	SWN	1/9	$

Valero Energy Corporation	VLO	1/9	$

PS-2 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

Hypothetical Payout Profile

Payment upon an Automatic Call

Call Premium Amount

The table below illustrates the hypothetical Call Premium Amount per $1,000 principal amount note for each Review Date based on the minimum call premiums set forth under “Key Terms — Call Premium Amount” above. The actual Call Premium Amounts will be provided in the pricing supplement and will be not less than the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount.”

Review Date	Call Premium Amount
First	$160.00
Final	$320.00

Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

●	the notes have not been automatically called;

●	an Initial Basket Value of 100.00;

●	an Upside Leverage Factor of 1.50; and

●	a Contingent Buffer Amount of 50.00%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

PS-3 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
180.00	80.00%	120.00%	$2,200.00
165.00	65.00%	97.50%	$1,975.00
150.00	50.00%	75.00%	$1,750.00
140.00	40.00%	60.00%	$1,600.00
130.00	30.00%	45.00%	$1,450.00
125.00	25.00%	37.50%	$1,375.00
120.00	20.00%	30.00%	$1,300.00
115.00	15.00%	22.50%	$1,225.00
110.00	10.00%	15.00%	$1,150.00
105.00	5.00%	7.50%	$1,075.00
101.00	1.00%	1.50%	$1,015.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
85.00	-15.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	0.00%	$1,000.00
60.00	-40.00%	0.00%	$1,000.00
50.00	-50.00%	0.00%	$1,000.00
49.99	-50.01%	-50.01%	$499.90
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

PS-4 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

How the Notes Work

Upside Scenario If Automatic Call:

If the Closing Level of the Basket on any Review Date is greater than or equal to the applicable Call Value, the notes will be automatically called and investors will receive on the Call Settlement Date immediately following that Review Date the $1,000 principal amount plus the Call Premium Amount applicable to that Review Date. No further payments will be made on the notes.

●	If the Closing Level of the Basket declines by up to 10.00%, remains flat or increases as of the first Review Date, the notes will be automatically called and investors will receive a 16.00% return, or $1,160.00 per $1,000 principal amount note.

●	If the notes have not been automatically called on the first Review Date and the Closing Level of the Basket remains flat or increases as of the final Review Date, the notes will be automatically called and investors will receive a 32.00% return, or $1,320.00 per $1,000 principal amount note.

Upside Scenario If No Automatic Call:

If the notes have not been automatically called and the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.50.

●	If the notes have not been automatically called and the Closing Level of the Basket increases 10.00% as of the Observation Date, investors will receive at maturity a 15.00% return, or $1,150.00 per $1,000 principal amount note.

Par Scenario:

If the notes have not been automatically called and the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Contingent Buffer Amount of 50.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the notes have not been automatically called and the Final Basket Value is less than the Initial Basket Value by more than the Contingent Buffer Amount of 50.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value.

●	For example, if the notes have not been automatically called and the Closing Level of the Basket declines 60.00% as of the Observation Date, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-5 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

●	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Basket Value is less than the Initial Basket Value by more than the Contingent Buffer Amount of 50.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

●	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE APPLICABLE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation in the level of the Basket, which may be significant. In addition, if the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value is greater than the Initial Basket Value. Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Basket.

●	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

●	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —

If the notes have not been automatically called and the Final Basket Value is less than the Initial Basket Value by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate, and you will be fully exposed to any depreciation of the Basket.

●	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk.

●	THE NOTES DO NOT PAY INTEREST.

●	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS —

The notes are linked to an equally weighted Basket consisting of 9 Reference Stocks. In calculating the Final Basket Value, an increase in the price of one of the Reference Stocks may be moderated, or more than offset, by lesser increases or declines in the prices of the other Reference Stocks. In addition, high correlation of movements in the prices of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes.

●	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.

●	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

PS-6 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

●	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

●	THE REFERENCES STOCKS INCLUDED IN THE BASKET ARE CONCENTRATED IN THE ENERGY INDUSTRY —

Each of the Reference Stocks has been issued by a company whose business is associated with the energy industry. Because the value of the notes is determined by the performance of the Basket, an investment in these notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

●	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Call Premium Amounts.

●	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

PS-7 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Basket

The return on the notes is linked to an equally weighted basket consisting of the 9 Reference Stocks.

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement no. 4a-I. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on February 16, 2016

Antero Resources Corporation	AR	The New York Stock Exchange	001-36120	$24.64

Cabot Oil & Gas Corporation	COG	The New York Stock Exchange	001-10447	$19.26

Chevron Corporation	CVX	The New York Stock Exchange	001-00368	$84.81

Exxon Mobil Corporation	XOM	The New York Stock Exchange	001-02256	$81.22

Gulfport Energy Corporation	GPOR	The NASDAQ Stock Market	000-19514	$27.50

Occidental Petroleum Corporation	OXY	The New York Stock Exchange	001-09210	$68.01

Range Resources Corporation	RRC	The New York Stock Exchange	001-12209	$26.04

Southwestern Energy Company	SWN	The New York Stock Exchange	001-08246	$8.00

Valero Energy Corporation	VLO	The New York Stock Exchange	001-13175	$57.35

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

PS-8 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

●	Antero Resources Corporation is an oil and natural gas company engaged in the exploration, development and acquisition of natural gas, NGLs, and oil properties located in the Appalachian Basin.

●	Cabot Oil & Gas Corporation is an oil and gas company engaged in the development, exploitation and exploration of oil and gas properties.

●	Chevron Corporation provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in petroleum operations, chemicals operations, mining operations, and power and energy services.

●	Exxon Mobil Corporation’s principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Exxon Mobil Corporation is a manufacturer and marketer of commodity petrochemicals.

●	Gulfport Energy Corporation is an independent oil and natural gas exploration and production company.

●	Occidental Petroleum Corporation explores for, develops and produces oil and condensate, natural gas liquids (NGLs) and natural gas; manufactures and markets basic chemicals and vinyls; and gathers, processes, transports, stores, purchases and markets oil, condensate, NGLs, natural gas, carbon dioxide and power.

●	Range Resources Corporation is a natural gas, natural gas liquids and oil company, engaged in the exploration, development and acquisition of natural gas and oil properties.

●	Southwestern Energy Company is an independent energy company engaged in natural gas and oil exploration, development and production, as well as natural gas gathering and marketing.

●	Valero Energy Corporation is a manufacturer of petrochemical products that refines petroleum products, markets branded and unbranded refined products on a wholesale basis, and operates a network of retail outlets in the United States and abroad.

PS-9 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, based on the weekly historical closing prices of one share of each Reference Stock from October 10, 2013 (the first day on which the closing prices of all basket underliers were published) through February 12, 2016, and the historical performance of each Reference Stock (other than Antero Resources Corporation), based on the weekly historical closing prices of one share of each Reference Stock from January 7, 2011 through February 12, 2016, and the historical performance of Antero Resources Corporation, based on the weekly historical closing prices of one share of Antero Resources Corporation from October 10, 2013 through February 12, 2016. The common stock of Antero Resources Corporation began trading on October 10, 2013 and therefore has a limited trading history. The graph of the historical performance of the Basket assumes that the closing level of the Basket on October 10, 2013 was 100 and that the Stock Weights of the Reference Stocks were as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement on that date.

The historical closing levels of the Basket and the historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Pricing Date, the Review Dates or the Observation Date or the closing prices of one share of any Reference Stock on the Pricing Date, the Review Dates or the Observation Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your principal amount.

PS-10 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

PS-11 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

PS-12 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

PS-13 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

PS-14 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

PS-15 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

●	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

PS-16 | Structured Investments Autocallable Contingent Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of 9 Reference Stocks